Exhibit 99.1

ImmuCell

ImmuCell Announces Financial Results for

First Quarter of 2018

For Immediate Release

PORTLAND, Maine – May 14, 2018 – ImmuCell Corporation (Nasdaq: ICCC) (“ImmuCell” or the “Company”), a growing animal health company that develops, manufactures and markets scientifically-proven and practical products that improve the health and productivity of dairy and beef cattle, today announced its financial results for the quarter ended March 31, 2018.

Management Discussion:

“Customer demand for our products is up, but orders shipped during the first quarter of 2018 were below expectations, primarily due to manufacturing challenges related to the production of our First Defense® product line,” commented Michael F. Brigham, President and CEO. “We ended the first quarter with a backlog of orders worth approximately $1.2 million.”

The market’s response to the newly introduced Tri-Shield™ First Defense® has been very strong, creating a backlog for the product. This Tri-Shield™ backlog is a strong indication that dairy and beef producers value the ability to protect newborn calves with immediate immunity from the three most common scours-causing pathogens – E. coli, coronavirus and rotavirus – in one preventative treatment at birth. Additionally, in the short time that the product has been on the market, the Company has gained substantial traction with its Beyond Vaccination™ message that positions the product as a viable substitute for traditional dam-level scours vaccine programs. This is a large new market opportunity for the Company. Although the Company is currently experiencing some supply interruptions, which can be common with the roll-out of new products, the expectation is that the Tri-Shield™ backlog should be alleviated by the end of 2018.

“We also ended the first quarter with a substantial order backlog of our flagship First Defense® bivalent product, primarily due to a reduction in the biological yield from an expanded supply of colostrum,” continued Mr. Brigham. “We have reacted by improving quality control processes, modifying production methods to increase yields and implementing manufacturing redundancies. Since the end of the first quarter, the backlog for the legacy formats of the First Defense® product line (excluding Tri-Shield™ First Defense®) has been cut by approximately 41% to approximately $536,000. We expect to clear this backlog in June and proceed forward with adequate inventory.”

First Quarter Results:
Sales:

•	If the Company had sufficient inventory to fulfill all orders on hand as of March 31, 2018, sales would have been up 16% and 9% during the three-month period and rolling twelve months ended March 31, 2018, respectively, in comparison to the same periods ended March 31, 2017.
•	During the quarter ended March 31, 2018, total product sales decreased by approximately $663,000 to $2.9 million due to limited supply compared to $3.5 million during the same period in 2017, a decrease of 19%.
•	During the rolling twelve months ended March 31, 2018, total product sales decreased by approximately $333,000 to $9.8 million compared to $10.1 million during the same period ended March 31, 2017, a decrease of 3%.
•	Sales of the First Defense® product line decreased by 14% and less than 1% during the quarter and rolling twelve months ended March 31, 2018, respectively, in comparison to the same periods ended March 31, 2017.

Other:

•	Depreciation and amortization expenses were $285,000 and $218,000 during the three-month periods ended March 31, 2018 and 2017, respectively.
•	Product development expenses were $583,000 and $340,000 during the three-month periods ended March 31, 2018 and 2017, respectively, an increase of approximately $243,000 or 72%.
•	Product development expenses were $2.3 million and $1.3 million during the rolling twelve months ended March 31, 2018 and 2017, respectively, an increase of approximately $1 million or 79%.
•	Net (loss) was ($221,000), or ($0.04) per share, during the first quarter of 2018 in contrast to net income of $584,000, or $0.12 per diluted share, during the first quarter of 2017.
•	Cash provided by operating activities was approximately $250,000 and $1.3 million during the three-month periods ended March 31, 2018 and 2017, respectively.

The Company is making consistent progress toward meeting the final requirements for FDA approval of its Nisin-based intramammary treatment for subclinical mastitis. The first phased Nisin Drug Substance CMC Technical Section submission to the FDA is anticipated during the third quarter of 2018. A second phased submission, which would include responses to the first phased review, is expected to be filed in the first half of 2019. This timeline supports obtaining FDA approval by late 2019 or early 2020.

“While the financial results for the three months may be off, I am already eager to report the results for the six-month period ending June 30, 2018,” concluded Mr. Brigham. “Our most immediate objective for the balance of the year is to increase our production output, regain any lost customers and position ImmuCell for consistent growth going forward. Our flagship First Defense® bivalent product line and our newly introduced Tri-Shield™ First Defense® product are both experiencing strong demand, and our Nisin-based intramammary treatment for subclinical mastitis continues through the FDA process. We believe that 2018 will be an important year that sets the stage for our success in the coming years.”

Balance Sheet Data as of March 31, 2018:

•	Cash and cash equivalents decreased to $3.1 million as of March 31, 2018 from $3.8 million as of December 31, 2017.
•	Net working capital decreased to $5 million as of March 31, 2018 from $5.4 million as of December 31, 2017.
•	Stockholders’ equity decreased to $23.5 million as of March 31, 2018 from $23.6 million as of December 31, 2017.

Conference Call:
Interested parties can access the conference call scheduled by the Company to review these results by dialing (844) 855-9502 (toll free) or (412) 317-5499 (international) at 4:30 PM ET today. A teleconference replay of the call will be available for six days at (877) 344-7529 (toll free) or (412) 317-0088 (international), confirmation #10120232.

About ImmuCell:
ImmuCell Corporation's (Nasdaq: ICCC) purpose is to create scientifically-proven and practical products that improve the health and productivity of dairy and beef cattle. ImmuCell has developed products that provide significant, immediate immunity to newborn dairy and beef livestock. The Company is developing a novel treatment for mastitis, the most significant cause of economic loss to the dairy industry. Press releases and other information about the Company are available at: http://www.immucell.com.

Unaudited Condensed Statements of Operations

	For the Three-Month Periods Ended March 31,
(In thousands, except per share amounts)	2018	2017

Product sales	$2,881	$3,544
Costs of goods sold	1,521	1,392
Gross margin	1,360	2,152

Sales, marketing and administrative expenses	955	894
Product development expenses	583	340
Operating expenses	1,538	1,234

NET OPERATING (LOSS) INCOME	(178)	918

Other expenses, net	92	30

(LOSS) INCOME BEFORE INCOME TAXES	(270)	888

Income tax (benefit) expense	(49)	304

NET (LOSS) INCOME	$(221)	$584

Weighted average common shares outstanding:
Basic	5,478	4,848
Diluted	5,478	4,940
NET (LOSS) INCOME PER SHARE:
Basic	$(0.04)	$0.12
Diluted	$(0.04)	$0.12

Selected Balance Sheet Data (In thousands) (Unaudited)

	As of March 31, 2018	As of December 31, 2017

Cash and cash equivalents	$3,060	$3,799
Net working capital	4,985	5,443
Total assets	33,632	34,299
Stockholders’ equity	$23,493	$23,595

Safe Harbor Statement:

This Press Release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to: projections of future financial performance; projections about depreciation expense and its impact on income for book and tax return purposes; the scope and timing of ongoing and future product development work and commercialization of our products; future costs of product development efforts; the estimated prevalence rate of subclinical mastitis; the expected efficacy of new products; estimates about the market size for our products; future market share of and revenue generated by current products and products still in development; our ability to increase production output and reduce costs of goods sold associated with our new product, Tri-Shield™ First Defense®; the future adequacy of our own manufacturing facilities or those of third parties with which we have contractual relationships to meet demand for our products on a timely basis; the efficiency and effectiveness of our manufacturing processes and related technical issues; estimates about our production capacity; the future adequacy of our working capital and the availability and cost of third party financing; the timing and outcome of pending or anticipated applications for regulatory approvals; future regulatory requirements relating to our products; future expense ratios and margins; future compliance with bank debt covenants; future cost of our variable rate interest expense on most of our bank debt; costs associated with sustaining compliance with current Good Manufacturing Practice (cGMP) regulations in our current operations and attaining such compliance for the facility to produce the Drug Substance; factors that may affect the dairy and beef industries and future demand for our products; implementation of international trade tariffs that could reduce the export of dairy products weakening the price received by our customers for their product; our effectiveness in competing against competitors within both our existing and our anticipated product markets; the cost-effectiveness of additional sales and marketing expenditures and resources; anticipated changes in our manufacturing capabilities and efficiencies; anticipated competitive and market conditions; and any other statements that are not historical facts. Forward-looking statements can be identified by the use of words such as “expects”, “may”, “anticipates”, “aims”, “intends”, “would”, “could”, “should”, “will”, “plans”, “believes”, “estimates”, “targets”, “projects”, “forecasts” and similar words and expressions. In addition, there can be no assurance that future developments affecting us will be those that we anticipate. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of our products, competition within our anticipated product markets, customer acceptance of our new and existing products, product performance, alignment between our manufacturing resources and product demand, the uncertainties associated with product development and Drug Substance manufacturing, our potential reliance upon third parties for financial support, products and services, changes in laws and regulations, decision making by regulatory authorities, possible dilutive impacts on existing stockholders from any equity financing transactions in which we may engage, currency values and fluctuations and other risks detailed from time to time in filings we make with the Securities and Exchange Commission, including our Quarterly Reports on Form 10-Q, our Annual Reports on Form 10-K and our Current Reports on Form 8-K. Such statements are based on our current expectations, but actual results may differ materially due to various factors, including the risk factors discussed above.

Contacts:	Michael F. Brigham, President and CEO ImmuCell Corporation (207) 878-2770 Joe Diaz, Robert Blum and Joe Dorame Lytham Partners, LLC (602) 889-9700 iccc@lythampartners.com